Exhibit 99.1
FOR IMMEDIATE RELEASE:
April 24, 2006
CONTACT:
Matt Hayden/Jeff Stanlis
Hayden Communications
858-704-5065
matt@haydenir.com
Rich Katz /Shane Sharp
Buffalo Communications
Rich Katz 703-761-1444
Shane Sharp 803-547-2118
rkatz@billycaspergolf.com
ProLink Holdings Corp. Announces Revision to Press Release
(CHANDLER, Ariz.) – April 24, 2006 — ProLink Holdings Corp., (OTC BB: PLKH) announces a correction to its earnings press release of April 17, 2006. The Pro Forma EBITDA, as adjusted, reported as a bullet point under “2005 Operating and Financial Highlights” and in the reconciliation of Pro Forma EBITDA, as adjusted, should have been $(343,959) instead of $(586,418) as the line items “Gain on Extinguishment, net” and “Normalized interest expense” should not have appeared on the related chart. Accordingly Pro Forma EBITDA, as adjusted, increased $242,459 as compared to what was previously reported.
About ProLink Holding Corp.
Based in Chandler, Arizona, ProLink Holding Corp.’s industry-leading technology and marketing richness has been installed on more 500 resort, private and public courses worldwide — more than double the installations of all its competitors combined. World-famous course partners of ProLink include Valderrama Golf Club in San Roque, Spain, Dai-Takarazuka in Osaka, Japan and Kapalua Resort in Maui, Hawaii.
The world’s largest golf-course management companies, including Pacific Golf Management, Meadowbrook, Kemper Sports, Evergreen Alliance Group and Billy Casper Golf feature ProLink. Via its international distributors, ProLink is being rapidly adopted throughout Europe, South Africa, the Middle East, Australia and Japan.
Safe Harbor
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ProLink Holdings Corp. (ProLink). Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ProLink’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements which are set forth in greater detail in the Company’s filings with the Securities and Exchange Commission from time to time. The information set forth herein should be read in light of such risks. ProLink does not assume any obligation to update the information contained in this press release.
For more information about ProLink, visit www.goprolink.com, call 480.753.2337 or email info@goprolink.com.